Exhibit 21.1

Subsidiaries of the Registrant

Apollo Fusion, LLC

Astra Earth Operations LLC

Astra Space Operations, Inc.

Astra Space Platform Holdings LLC

Astra Space Platform Services LLC

Indigo Space, LLC

All subsidiaries are incorporated or organized in the state of Delaware. Astra Earth Operations LLC was organized after December 31, 2021.

LEGAL\56874311\1